UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        February 6, 2007

NETBANK, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-22361	58-2224352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1015 Windward Ridge Parkway, Alpharetta, GA	30005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code      770-343-6006

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

As of September 30, 2006, NetBank, Inc. (the “Company”) had a net deferred tax liability. As previously reported in its Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 6, 2007 (the “Prior Form 8-K”), the Company generated a significant deferred tax asset during the quarter ended December 31, 2006, due primarily to provision expense arising from loan repurchase requests in its non-conforming mortgage operation, which was shut down in the fourth quarter of 2006, and charges associated with the Company’s restructuring activities during the fourth quarter of 2006.

In connection with the preparation of its financial statements for the year ended December 31, 2006, and as previously reported in the Prior Form 8-K, the Company concluded on February 6, 2007 that, under generally accepted accounting principles, it is required to record a valuation allowance in 2006 with respect to deferred tax assets generated in the fourth quarter of 2006. This is a non-cash charge. A valuation allowance against deferred tax assets is required where the company cannot clearly establish that it is more likely than not that the deferred tax asset will be realized. The likelihood of realization depends on factors such as cumulative tax losses in prior years, expected profits in future years, and tax planning strategies available to the company. The Company is still in the process of evaluating and determining the amount of the allowance. At this time, based on analysis to date, management estimates that the allowance will be $23.4 million, although there can be no assurance that the final allowance will not differ by a material amount from the estimate.

As previously discussed in the earnings guidance contained in the Prior Form 8-K, the valuation allowance will adversely impact reported earnings per share for 2006. If the Company were to make a later determination that it is more likely than not that the deferred tax assets for which there is a valuation allowance will be realized, the related valuation allowance would be reduced and a benefit to earnings would be recorded.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetBank, Inc.
(Registrant)

Date: February 12, 2007	/s/ James P. Gross
(Signature)

James P. Gross
Chief Finance Executive